Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	April 15, 2004

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Record First Quarter Results

• Record First Quarter EPS of 90 Cents — Driven By Favorable Underwriting Results

• Property and Casualty Gross Written Premiums Grow 10.5 Percent

• Reiterates Positive Outlook for 2004

Cincinnati, April 15, 2004 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported record results for the first quarter ended March 31, 2004. Net income per share was 90 cents, including 16 cents in realized capital gains. That compares with the prior record of 56 cents per share in last year’s first quarter, which included 7 cents in realized capital losses. Revenue for the quarter increased 12.6 percent to $190.6 million, compared with $169.3 million in last year’s first quarter. (All per share amounts are on an after-tax, diluted basis.)

Net income before realized capital gains and losses was a record $13.8 million, or 74 cents per share, up 17.5 percent, on a per share basis, from the prior record of $11.2 million, or 63 cents per share reported in last year’s first quarter. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues such as timing of investment gains and losses.

John W. Hayden, president and chief executive officer, noted, “We are certainly gratified by the record setting results of the first quarter. As we said at the end of last year, we are committed to growing those lines of business that we know the best and mastering those products that have not met our performance expectations in recent years. We are keenly focused on maximizing the performance of our current product offering. We believe the results of the first quarter favorably reflect our commitment to these key strategies.

“Our record first quarter certainly reflects the continued strength in the underwriting results of our core manufactured housing line of business. However, it is encouraging to note that in the first quarter we experienced a significant improvement in the underwriting results in many of our other specialty lines. More specifically, our motorcycle, site-built dwelling, watercraft and recreational vehicle lines of business all experienced significant year-over-year improvement,” he said.

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products.

American Modern’s products and services are offered through diverse distribution channels.

Growth and Leadership in Core Market — Growing Those Businesses That We Know The Best

For the first quarter, American Modern’s property and casualty gross written premiums grew 10.5 percent to $160.4 million, including manufactured housing gross written premium growth of 10.5 percent to $80.6 million. “We are pleased with the results that we achieved in our core manufactured housing lines,” Hayden said. “Despite persistent difficult conditions in the point-of-sale markets, American Modern continued to expand its manufactured housing premium.

“While our premium growth has been driven primarily by rate increases, it also reflects the strength of our customer and business partner relationships,” he added. “We continue to see increases in our policyholder retention rates, as our associates have focused considerable effort and energy on customer contact points and policyholder advocacy activities in general. These results speak well to American Modern’s expertise,” Hayden added.

Gross written premium from other property and casualty specialty lines — such as site-built dwelling, excess and surplus lines, collateral protection, mortgage fire, recreational vehicle and collector automobile products — collectively grew 20.1 percent to $68.8 million. As anticipated, the motorcycle gross written premium decreased 26.7 percent to $11.0 million as the company implemented necessary corrective underwriting and rate actions.

“We are certainly proud of our record of producing consistent premium growth. We fully anticipate that we will continue to produce above average levels of growth...a key reason why we elected to enhance our capital base by raising $25 million through an underwritten equity offering in early February,” Hayden concluded.

Combined Ratio Improved to 94.3 Percent

For the first quarter, American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 94.3 percent, compared with 96.2 percent a year ago. This positive trend is driven, in part, by generally mild weather patterns in the first quarter but, more importantly, reflects improved underwriting results in several specialty lines such as motorcycle, site-built dwelling, watercraft and recreational vehicle. Excluding catastrophe losses, American Modern’s combined ratio was 92.4 percent, compared with 93.4 percent in the same period of 2003. These favorable trends were somewhat offset by an increase in the manufactured housing fire loss ratio in the 2004 first quarter.

“Our manufactured housing fire loss ratio increased to 23.6 percent, compared to 18.2 percent recorded in last year’s first quarter. This is the first time in six consecutive quarters that we’ve seen our manufactured housing fire loss ratio increase,” Hayden indicated. “We have isolated the geographical concentration of the fires to four southern states. The increase appears to be driven more by severity than frequency. Clearly, this is a situation that we are monitoring very closely even though the overall profitability of this line continues to be very strong.”

Hayden added that the company is “cautiously optimistic” about the trend that it is starting to see in its motorcycle line of business. “When reviewing the year-over-year results, our confidence level is starting to increase as the underwriting and rate actions that we’ve taken in the past and will continue to take in the future, appear to be making a difference. We should have a much better handle on the profitability trends associated with this line as we get into the second and third quarters which comprise the more traditional motorcycle riding season.

“As we indicated at the end of last year, rate increases averaging more than 21 percent have already been approved for our motorcycle products and will be in place for the better part of the 2004 season. These increases, along with additional rate increases we are seeking in 2004, are expected to have a positive 19 percent impact on our motorcycle earned premium in 2004. Coupled with underwriting and product modifications, management believes these rate increases should drive a double-digit improvement in the combined ratio related to this line of business in 2004. Even with the encouraging results of the first quarter, we would emphasize that we do not expect this line to return to profitability in 2004,” Hayden concluded.

The results from the previously exited commercial liability business for the first quarter negatively impacted earnings by approximately four cents per share, an amount comparable to the same period of 2003. “We took aggressive actions to strengthen the loss reserves associated with this line in the fourth quarter of 2003. We will continue to track the results and the adequacy of our reserves relative to this line very closely in 2004,” Hayden concluded.

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to $873.7 million at March 31, 2004, compared with $723.0 million at March 31, 2003. Net pre-tax investment income (excluding capital gains and losses) increased to $8.5 million for the first quarter compared with $8.4 million in last year’s first quarter due primarily to the year over year growth of the fixed income portfolio. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.3 percent in the first quarter of 2004 compared with 5.8 percent in the comparable prior period.

After-tax realized investment gains from American Modern’s investment portfolio totaled 16 cents per share in this year’s first quarter compared with realized investment losses of 7 cents in last year’s first quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $31.3 million at March 31, 2004, up from $28.6 million at March 31, 2003. Pre-tax net unrealized gains on Midland’s equity portfolio were $81.6 million at March 31, 2004, up from $43.5 million at March 31, 2003.

Midland’s shareholders’ equity increased to a record $395.4 million, or $21.10 per share, at quarter-end, up from $316.4 million, or $17.97 per share, at March 31, 2003. Shareholders’ equity at March 31, 2004 includes approximately $25 million of net proceeds from the sale of 1,150,000 shares of Midland stock on February 5, 2004. The company’s book value per share has grown at a compound annual rate of 11.4 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended March 31, 2004. “That is a record we are proud of and we believe it is a good indicator of our value both as a company and as an investment,” he said.

Leadership Position, Strategies Reinforce Positive Outlook for 2004

“American Modern has long been recognized as a leader in the specialty insurance business,” Hayden said. “This leadership position was confirmed by the recent affirmation of the A+ (Superior) rating of our property and casualty insurance subsidiaries by A.M. Best Co. We truly believe there has never been a better time to be in this business, and there has never been a better time to profit from the unique skills and expertise we bring to the table.

“As we look to the remainder of 2004, our focus is clear and simple: we will continue to focus our energy on growing the lines of business that we know the best, and on mastering those products that have not met our profit objectives.

“In terms of guidance for the full year, we anticipate a combined ratio, assuming normal weather, in the range of 97 to 99 percent for 2004, noting that weather patterns and seasonal products such as motorcycle and watercraft tend to increase the combined ratio during the second and third quarters. We also expect investment income to increase moderately given the larger base of invested assets,” he continued. “This level of underwriting profit and investment income should translate to net income, exclusive of capital gains and losses, in the range of $2.00 to $2.20 per share. We also expect near double-digit top-line growth.

“All in all, we have high expectations for 2004, Hayden said. “Midland and the specialty insurance expertise of American Modern Insurance Group continue to deliver fundamental strength and fundamental value,” Hayden concluded. “We expect to fully leverage that strength and value in 2004 as we focus on growing what we know best and mastering those things that have masked the underlying strength of our business.”

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Midland Reports Record First Quarter 2004 Results
April 15, 2004

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS

	Three-Months Ended
	March 31,
	2004	2003	% Change
Revenues	$190,621	$169,288	12.6%

Income Before Capital Gains (Losses) *	$13,789	$11,195	23.2%

Net Capital Gains (Losses)	3,059	(1,146)

Net Income	$16,848	$10,049	67.7%

Income Per Share (Diluted) Before Capital Gains (Losses)*	$0.74	$0.63	17.5%

Net Capital Gains (Losses) Per Share (Diluted)	0.16	(0.07)

Net Income per Share (Diluted)	$0.90	$0.56	60.7%

Dividends Declared per Share	$0.05125	$0.04750	7.9%

Market Value per Share	$24.95	$17.90	39.4%

Book Value per Share	$21.10	$17.97	17.4%

Shares Outstanding	18,737	17,609

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$160,421	$145,232	10.5%

Net Written Premium	$146,472	$137,268	6.7%

Combined Ratio (GAAP)	94.3%	96.2%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	92.4%	93.4%

Amounts in thousands except per share data.

*	Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues such as timing of investment gains and losses.

Midland Reports Record First Quarter 2004 Results
April 15, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended
	March 31,
	2004	2003
Revenues:
Insurance:
Premiums earned	$163,639	$153,278
Net investment income	8,543	8,395
Net realized investment gains (losses)	4,706	(1,763)
Other insurance income	4,245	3,471
Transportation	9,300	5,845
Other	188	62

Total	$190,621	$169,288

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	79,325	78,647
Commissions and other policy acquisition costs	51,693	47,805
Operating and administrative expenses	25,079	21,988
Transportation operating expenses	9,064	5,805
Interest expense	1,019	939

Total	$166,180	$155,184

Income Before Federal Income Tax	24,441	14,104
Provision for Federal Income Tax	7,593	4,055

Net Income	$16,848	$10,049

Basic Earnings (Losses) per Common Share:
Income Before Capital Gains (Losses) *	$0.76	$0.65
Capital Gains (Losses)	0.17	(0.07)

Total	$0.93	$0.58

Diluted Earnings (Losses) per Common Share:
Income Before Capital Gains (Losses) *	$0.74	$0.63
Capital Gains (Losses)	0.16	(0.07)

Total	$0.90	$0.56

Dividends per Common Share	$0.05125	$0.04750

Note:	Dollar amounts in thousands except per share data.

Basic earnings per common share have been computed by dividing net income by 18,154 shares in 2004 and 17,387 shares in 2003.

Diluted earnings per common share have been computed by dividing net income by 18,644 shares in 2004 and 17,829 shares in 2003.

Certain prior year amounts have been reclassified to conform to the current year presentation.

*	Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues such as timing of investment gains and losses.

Midland Reports Record First Quarter 2004 Results
April 15, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,
	2004	2003
ASSETS
Cash and Marketable Securities	$878,386	$730,592
Receivables — Net	157,408	159,619
Property, Plant and Equipment — Net	70,839	60,468
Deferred Insurance Policy Acquisition Costs	84,239	90,942
Other	21,161	18,234

Total Assets	$1,212,033	$1,059,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$368,542	$386,690
Insurance Loss Reserves	209,650	161,405
Long-Term Debt	61,831	46,787
Short-Term Borrowings	28,053	29,240
Deferred Federal Income Tax	46,856	34,381
Other Payables and Accruals	101,652	84,948
Shareholders’ Equity	395,449	316,404

Total Liabilities and Shareholders’ Equity	$1,212,033	$1,059,855

Market Value per Common Share	$24.95	$17.90

Book Value per Common Share	$21.10	$17.97

Common Shares Outstanding	18,737	17,609

Note:	Amounts in thousands except per share data.